EXHIBIT 10.11

SECOND MODIFICATION AGREEMENT

This Second Modification Agreement (this “Agreement”) is dated as of October 11, 2018, by and among DECKERS CABRILLO, LLC, a California limited liability company (“Borrower”); DECKERS OUTDOOR CORPORATION, a Delaware corporation ("Guarantor"); and ZIONS BANCORPORATION, N.A. (fka ZB, N.A.), dba CALIFORNIA BANK & TRUST (“Lender”), with reference to the following facts:

RECITALS:

A.    Lender has made a loan to Borrower in the amount of Thirty-Three Million Nine Hundred Thirty Thousand Five Hundred and No/100 Dollars ($33,930,500.00) (the “Loan”) pursuant to that certain Term Loan Agreement dated July 9, 2014, by and between Borrower and Lender, as amended by that certain Modification Agreement dated December 12, 2014 (as amended, the “Loan Agreement”). The Loan is evidenced by that certain Promissory Note Secured by Deed of Trust dated July 9, 2014, in the principal amount of Thirty-Three Million Nine Hundred Thirty Thousand Five Hundred and No/100 Dollars ($33,930,500.00), executed by Borrower in favor of Lender (the “Note”).

B.    The Note is secured by that certain Deed of Trust, Assignment of Leases and Rents and Security Agreement (Including Fixture Filing) (the "Deed of Trust"), dated July 9, 2014, and recorded in the official records of the County of Santa Barbara, California on July 10, 2014, as Instrument No. 2014-0031015.

C.    The Loan is guaranteed by Guarantor pursuant to that certain Continuing Guaranty Agreement dated July 9, 2014 (the “Guaranty”).

D.    Borrower and Guarantor have requested Lender to modify the Loan Documents as provided herein. Capitalized terms used herein shall have the meanings given in the Loan Agreement unless otherwise defined.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1.RECITALS. The foregoing Recitals are true and correct and are incorporated into this Agreement in their entirety.

2.    AMENDMENTS TO LOAN AGREEMENT.

2.1.    Amended Definitions. The following definitions and sections, as applicable, set forth in the section of the Loan Agreement entitled “Definitions” are deleted in their entirety and replaced with the following:

‘“Guarantor Credit Agreement” shall mean that certain Credit Agreement dated as of September 20, 2018, by and among Guarantor, the “Subsidiaries” of the Guarantor party thereto, the “Lenders” party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, as the same may be modified, amended, restated or replaced.

Additional Defined Terms. With respect to Guarantor’s covenants set forth in Section 2.9 of this Agreement, the terms “Available Basket,” “Consolidated EBITDAR,” “Consolidated Interest Expense,” “Consolidated Rental Expense,” “Restricted Payment,” “Subsidiaries,” “Equity Interests,” “Commitments,” “Permitted Acquisitions,” “Specified Leveraged Acquisition,” “Total Adjusted Leverage Ratio” and each of the defined terms contained in such definitions shall have the meanings set forth in the Guarantor Credit Agreement as existing as of September 20, 2018.”

2.2.    Financial Reporting Requirements. Section 2.7 of the Loan Agreement is amended to add a new row at the bottom of the table in such section as follows:

4.Guarantor	Quarterly Officer’s Certificate in exactly the form delivered to the Administrative Agent under the Guarantor Credit Agreement	within 90 days after the end of each fiscal year of the Guarantor, and within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Guarantor

2.3.    Guarantor Covenant. Section 2.9 of the Loan Agreement is deleted in its entirety and replaced with the following:

“2.9    Guarantor Covenants. Borrower shall cause Guarantor to comply with the following covenants (it being acknowledged by Lender and Borrower that certain capitalized terms used below apply collectively to both Guarantor and its Subsidiaries pursuant to the meanings given them in either this Agreement or the Guarantor Credit Agreement, as applicable):

(a)    The Total Adjusted Leverage Ratio shall not be greater than 3.75 to 1.00 as of the last day of any fiscal quarter of Guarantor; provided that after the consummation or making of any Specified Leveraged Acquisition, such maximum Total Adjusted Leverage Ratio shall be increased to 4.00 to 1.00 solely for the last day of the fiscal quarter in which such Specified Leveraged Acquisition is consummated or made and for the last day of the next two succeeding fiscal quarters.

(b)    As of the last day of any fiscal quarter of Guarantor, Guarantor shall not permit the ratio of (i) Consolidated EBITDAR for the period of four fiscal quarters ending on such day to the sum of (ii) Consolidated Interest Expense for such four quarter period plus Consolidated Rental Expense for such four quarter period to be less than or equal to 2.25 to 1.00.

(c)    Guarantor will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (1) Guarantor may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (2) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (3) Guarantor may make Restricted Payments pursuant to and in accordance with share based compensation plans or other benefit plans for management or employees of Guarantor and its Subsidiaries, (4) the Guarantor may make or declare any other Restricted Payments so long as both before and after giving effect to the making and/or declaration of any such Restricted Payment, (i) no Event of Default under the Guarantor Credit Agreement has occurred and is continuing, (ii) the Guarantor would be in compliance with Section 2.9(a) and Section 2.9(b) on a pro forma basis and (iii) the Total Adjusted Leverage Ratio would not exceed 3.50 to 1.00 on a pro forma basis and (5) the Guarantor may make Restricted Payments in an aggregate amount not to exceed as of the time of making of such investment, loan or advance the Available Basket at such time; provided that after giving effect thereto, (A) the Guarantor is in compliance with Section 2.9(a) and Section 2.9(b) on a pro forma basis and (B) no Event of Default under the Guarantor Credit Agreement shall have occurred and be continuing or would result therefrom (it being understood and agreed that if amounts are available under the Available Basket under the Guarantor Credit Agreement, such amounts shall be deemed available for use hereunder).”

3.    GENERAL RELEASE. Borrower, and Guarantor, together with their respective successors, assigns, directors, officers, employees, agents and affiliates (collectively, “Releasing Parties”), fully, finally, and forever release and discharge Lender and its representatives together with Lender’s respective successors, assigns, directors, officers, employees, agents and affiliates (collectively, “Released Parties”) from any and all actions, causes of action, claims, debts, demands, liabilities, obligations, and suits, of whatever kind or nature, in law or equity arising under or in a manner in connection with the Loan or Loan Documents, that Releasing Parties have or in the future may have, whether known or unknown, occurring prior to the date of this Agreement, in each case other than actions, causes of action, claims, debts, demands, liabilities, obligations or suits caused by the gross negligence or willful misconduct of any such Released Party. It is the intention of Releasing Parties that the above release shall be effective as a full and final release of each and every matter specifically and generally referred to above.

Each Releasing Party acknowledges and represents that it, he or she has been advised by independent legal counsel with respect to the agreements contained herein. Each Releasing Party expressly waives any and all rights it, he or she may have under any statute or common law principle with respect to any of the matters released herein. This general release shall act as a release of all included claims, rights and causes of action, whether such claims are currently known, unknown, foreseen or unforeseen and regardless of any present lack of knowledge as to such claims. Each Releasing Party understands and acknowledges the significance and consequence of this waiver and hereby assumes full responsibility for any injuries, damages, losses or liabilities released herein.

Borrower’s Initials:

Guarantor’s Initials:

4.    ADDITIONAL PROVISIONS.

4.1.    Affirmation of Indebtedness. Borrower affirms and admits the indebtedness evidenced by the Note. Borrower and Guarantor each acknowledges that it or he has no claims, offsets or defenses with respect to the payments of sums due under the Note, Deed of Trust or other Loan Documents other than payment of such sums in full. Borrower and Guarantor each ratifies and confirms each and all of the terms, conditions and covenants of the Note, Deed of Trust, Guaranty and other Loan Documents to which each is a party, as amended or modified by this Agreement, and those provisions not so amended or modified and the Loan Documents, as amended by this Agreement, remain in full force and effect.

4.2.    No Encumbrance. Borrower represents and warrants to Lender that it is the owner of the real estate described in the Deed of Trust free and clear of any encumbrances except as set forth on the Title Policy or as consented to in writing by Lender. Borrower further represents and warrants that title to the real property described in the Deed of Trust is now vested in Borrower subject only to those matters existing at the time of recordation of the Deed of Trust or as consented to in writing by Lender after recordation of the Deed of Trust and current taxes, and that no one other than Borrower has any interest in the real property subject to the Deed of Trust.

4.3.    Conditions Precedent. The effectiveness of this Agreement is expressly conditioned on Borrower causing the following conditions to be satisfied to Lender’s satisfaction:

4.3.1    Lender’s receipt of (i) the executed original of this Agreement, and (ii) any other documents required by Lender pursuant to or in connection with this Agreement, in a form acceptable to Lender.
4.3.2    No Event of Default shall have occurred and be continuing.

4.3.3    There shall have been no substantial deterioration in the financial condition of Borrower or any Guarantor, as determined by Lender in Lender’s sole discretion.

4.3.4    Borrower shall pay all costs and expenses incurred by Lender in connection with this Agreement, including without limitation, modification fees, attorney’s fees, inspection fees, engineer and appraiser fees, documentation and/or recording fees, if any, and the cost of any title policies or endorsements required by Lender.

4.3.5    After giving effect to the terms of this Agreement, the representations and warranties of Borrower contained herein or in the other Loan Documents shall be true and correct in all material respects as of the date hereof (unless referring to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

4.4.    Counterparts. This Agreement may be executed in counterparts, but all counterparts shall constitute but one and the same document.

4.5.    Severability. The invalidity or unenforceability of any one or more provisions of this Agreement shall in no way affect any other provisions.

4.6.    Dispute Resolution.  This Agreement incorporates any judicial reference or alternative dispute resolution provisions included in the Loan Documents.

4.7.    Entire Agreement; No Oral Modifications. This Agreement, the other Loan Documents and the other documents mentioned herein and executed as of the date hereof set forth the entire agreement of the parties with respect to the Loan and supersede all prior written or oral understandings and agreements with respect thereto. No modification or waiver of any provision of this Agreement shall be effective unless set forth in writing and signed by the parties hereto. If there is any conflict between the terms, conditions and provisions of this Agreement and those of any other agreement or instrument executed by Borrower or Guarantor, including any of the other Loan Documents, the terms, conditions and provisions of this Agreement shall prevail. By executing this Agreement and initialing below Borrower and Guarantor expressly represent and warrant that they did not rely on any representation, assurance or agreement, oral or written, not expressly set forth in this Agreement or any of the other Loan Documents in reaching its decision to enter into this Agreement or any of the other Loan Documents and that no promises or other representations have been made to Borrower or Guarantor which conflict with the written terms of the Loan Documents. Borrower and each Guarantor represent to Lender that (i) it has read and understands the terms and conditions contained in this Agreement and the other Loan Documents executed in connection with this Agreement, (ii) its legal counsel has carefully reviewed all of the Loan Documents and it has received legal advice from counsel of its choice regarding the meaning and legal significance of this Agreement and all other Loan Documents, (iii) it is satisfied with its legal counsel and the advice received from it, and (iv) it has relied only on its review of the Loan Documents and its own legal counsel's advice and representations (and it has not relied on any advice or representations from Lender, or any of Lender's officers, employees, agents or attorneys). The Loan Documents may not be modified, amended or terminated except by a written agreement signed by each of the parties hereto.

Borrower’s Initials:

Guarantor’s Initials:

4.8.    Heirs, Successors and Assigns. The terms of this Agreement shall bind and benefit the heirs, legal representatives, successors and assigns of the parties; provided, however, that Borrower may not assign this Agreement or any Loan funds, or assign or delegate any of its rights or obligations under the Loan Documents, without the prior written consent of Lender, and any proposed assignment without such consent shall be deemed void.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

“BORROWER”

DECKERS CABRILLO, LLC,
a California limited liability company

By:    Deckers Outdoor Corporation,
    a Delaware corporation,
its sole member

By:    /s/ David Lafitte
Name:    David Lafitte
Title:    Chief Operating Officer

“GUARANTOR”
DECKERS OUTDOOR CORPORATION,
a Delaware corporation

By:    /s/ Steve Fasching
Name:    Steve Fasching
Its:    Chief Financial Officer

“LENDER”
ZIONS BANCORPORATION, N.A. (fka ZB, N.A.),
dba CALIFORNIA BANK & TRUST

By:    /s/ Brian Knapp
Name:    Brian Knapp
Its:    Senior Vice President